UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): July 7, 2005

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

(Address of Principal Executive Offices and Zip Code)

(281) 367-1983

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Pioneer Transaction

On July 7, 2005, Maritech Resources, Inc. (“Maritech”), a wholly owned subsidiary of TETRA Technologies, Inc. (“TETRA”), entered into a Purchase and Sale Agreement (the “Pioneer Agreement”) with Pioneer Natural Resources USA, Inc. (“Pioneer”) whereby Maritech agreed to purchase from Pioneer, effective as of April 1, 2005, certain oil and gas interests located in the inland waters region offshore Louisiana. The purchase consideration totals approximately $67.6 million and consists primarily of cash plus the present value of the associated abandonment liabilities assumed. The amount of consideration is subject to adjustment for the properties’ cash flows occurring on or after April 1, 2005, and as otherwise provided under the terms of the Pioneer Agreement. In connection with entering the Pioneer Agreement, Maritech paid to Pioneer a deposit of $500,000 and is obligated to deposit an additional $4.4 million on or before July 29, 2005. If Maritech fails to perform under the Pioneer Agreement, Pioneer may retain the deposits as liquidated damages.

Closing of the transaction is subject to customary conditions including the absence of title and environmental defects exceeding specified amounts and the delivery by TETRA of an irrevocable guaranty pursuant to which TETRA guarantees to Pioneer the performance by Maritech of its obligations under the Pioneer Agreement, all as more specifically set forth in the Pioneer Agreement. The Pioneer Agreement contains other customary representations, warranties, covenants, conditions, indemnification and termination provisions. The Pioneer Agreement provides that closing shall take place on or before August 18, 2005, subject to the ability of Pioneer to extend the closing for thirty days.

Devon Transaction

On July 22, 2005, Maritech and TETRA entered into a Purchase and Sale Agreement (the “Devon Agreement”) with Devon Energy Production Company, L.P. (“DEPC”), Devon Louisiana Corporation (“DLC”) and Devon Energy Petroleum Pipeline Company (“DEPPC” and, together with DEPC and DLC, “Devon”) whereby Maritech agreed to purchase from Devon, effective as of January 1, 2005, certain oil and gas interests located in offshore and inland waters in the Gulf Coast region. The purchase consideration totals approximately $70.0 million and consists predominately of the associated abandonment liabilities assumed plus a modest cash component. The amount of consideration is subject to adjustment for the properties’ cash flows occurring on or after January 1, 2005, and as otherwise provided under the terms of the Devon Agreement. In connection with entering into the Devon Agreement, Maritech paid to Devon a deposit of $400,000. If Maritech fails to perform under the Devon Agreement, Devon may retain the deposit as liquidated damages. TETRA guarantees to Devon the full performance by Maritech of its obligations pursuant to the Devon Agreement.

Closing of the transaction is subject to customary closing conditions including the absence of title and environmental defects exceeding a specified amount of the purchase price, all as more specifically set forth in the Devon Agreement. The Devon Agreement contains other customary representations, warranties, covenants, conditions, indemnification and termination provisions. The Devon Agreement provides that closing shall take place on or before August 31, 2005, or such other date as the parties may agree.

The descriptions of the Pioneer Agreement and Devon Agreement are not complete and are qualified in their entirety by reference to the full text of the respective agreements. A copy of each agreement will be filed as an exhibit to TETRA’s Quarterly Report on Form 10-Q for the period ending September 30, 2005.

Some of the statements contained in this report are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. Such risks and uncertainties include, among other things, the timing (including any possible delays) and receipt of certain consents with respect to the transactions (including any conditions, limitations or restrictions placed thereon) as well as actions by the sellers in the transactions, closing conditions to the transactions, the ability to integrate the acquired businesses and assets, and other factors that may be referred to in the reports filed by TETRA with the Securities and Exchange Commission from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By: /s/Geoffrey M. Hertel

Geoffrey M. Hertel

President & Chief Executive Officer

Date: July 28, 2005